As filed with the Securities and Exchange Commission on 11 March 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT Under The Securities Act of 1933

DEERE & COMPANY (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)			36-2382580 (I.R.S. employer identification no.)

One John Deere Place, Moline, Illinois 61265 (Address of Principal Executive Offices)

JOHN DEERE OMNIBUS EQUITY AND INCENTIVE PLAN

(Full title of the plan)

James H. Becht Deere & Company One John Deere Place Moline, Illinois 61265 309-765-5574

(Name and address and telephone number of agent for service)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(2),(3)	Proposed Maximum Offering Price Per Share(3),(4)	Proposed Maximum Aggregate Offering Price(3),(4)	Amount of Registration Fee(3),(4),(5)

Common Stock, $1 par value(1)	10,724,753 Shares	$38.6936	$414,979,446	$47,688.34

(1)

Pursuant to the registrant's Rights Agreement, as amended from time to time, each share of common stock includes a right to purchase certain shares of preferred stock which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

(2)	This Registration Statement (the "Registration Statement") also covers an indeterminate additional amount of shares to be offered or sold pursuant to any antidilution provisions of the plan.

(3)

The offer and sale of 748,476 shares registered hereby were previously registered for sale under the registrant's 1991 John Deere Stock Option Plan pursuant to the registration statement on Form S-8 (File No. 333-01477) filed and effective on 6 March 1996 (the "1996 Registration Statement"). The offer and sale of 955,861 shares registered hereby were previously registered for sale under the registrant's John Deere Equity Incentive Plan pursuant to the registration statement on Form S-8 (File No. 33-57897) filed and effective on 1 March 1995 (the "1995 Registration Statement" and together with the 1996 Registration Statement, the "Prior Registration Statements"). In addition, the offer and sale of 9,020,416 shares registered hereby are being registered for the first time. The shares described above that have been previously registered and the registration fees for those shares paid as part of the registration fees paid with respect to the Prior Registration Statements are carried over to this Registration Statement in accordance with the principles set forth in Instruction E to Form S-8 and Interpretation 89 under Section G, "Securities Act Forms" of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (as supplemented through July 2000) (the "Instruction and Interpretation").

(4)

The Proposed Maximum Offering Price Per Share, the Proposed Maximum Aggregate Offering Price and the Amount of Registration Fee shown are a combination of the respective amounts used in calculating the portion of the registration fees carried over from the Prior Registration Statements and the amounts used to calculate the portion of the registration fees on the newly registered shares as follows:

Registration Statement	Total Shares Originally Registered	Number of Shares Carried Over and Newly Registered	Proposed Maximum Offering Price per Share (B)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

333-01477 33-57897 This S-8	10,500,000 3,000,000	(A)	748,476 955,861 9,020,416	(A)	$ $ $	39.1875 25.2708 40.075	(A)	$ $ $	29,330,903 24,155,372 361,493,171	$ $ $	10,114.10 8,329.44 29,244.80

Total			10,724,753			$38.6936			$414,979,446		$47,688.34

	(A)	Proportionately adjusted for the three-for-one stock split of the registrant's Common Stock effective November 17, 1995.

(B)

These prices per share were estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended. The prices for the registration fees being carried over from the 1996 Registration Statement and the 1995 Registration Statement were computed on the basis of the average of the high and low price paid per share for the Common Stock, as reported on the New York Stock Exchange on March 1, 1996 and February 27, 1995, respectively. The price per share for the registration fees relating to the newly registered shares hereunder is based on the average of the high and low price paid per share for the Common Stock, as reported on the New York Stock Exchange on March 6, 2003.

	(C)	Weighted average offering price per share based on the number of shares carried over and the number of shares registered for the first time hereunder.

(5)

As described in note (3) and (4) above, $10,114.10 of the registration fee was previously paid with Registration Statement No. 333-01477 and $8,329.44 of the registration fee was previously paid with Registration Statement No. 33-57897. The balance of the registration fee of $29,244.80 has been deposited by the registrant to the Commission's lock-box account in connection with this Registration Statement.

Statement Regarding Compliance with Instruction E of Form S-8

      Deere & Company, a Delaware corporation ("Deere"), has filed this Registration Statement to register the offer and sale of 10,724,753 shares of Deere's Common Stock, $1 par value (the "Shares") pursuant to the John Deere Omnibus Equity and Incentive Plan (the "Plan"). Contemporaneously with the filing of this Registration Statement, Deere is filing with the Securities and Exchange Commission (the "Commission"): (i) Post Effective Amendment No. 2 to its registration statement on Form S-8 (File No. 333-01477) (the "1996 Registration Statement") pursuant to which Deere registered, among other offers and sales of shares of the Common Stock, the offer and sale of 748,476 shares of the Common Stock pursuant to the 1991 John Deere Stock Option Plan; and (ii) Post Effective Amendment No. 2 to its registration statement on Form S-8 (File No. 33-57897) (the "1995 Registration Statement" and together with the 1996 Registration Statement, the "Prior Registration Statements") pursuant to which Deere registered, among other offers and sales of shares of the Common Stock, the offer and sale of 955,861 shares of the Common Stock pursuant to the John Deere Equity Incentive Plan. The 1991 John Deere Stock Option Plan and the John Deere Equity Incentive Plan are predecessors to the Plan.

      The Plan was adopted by Deere's Board of Directors and approved by Deere's stockholders to succeed the prior plans. Deere desires to have the Shares registered for the Plan to include those shares of the Common Stock described above whose offer and sale were registered under the Prior Registration Statements and are carried over to this Registration Statement. Following the filing of this Registration Statement, the shares carried over from the Prior Registration Statements are no longer available for new awards under the prior plans.

      Consequently, in accordance with the Instruction and Interpretation: (1) Deere is carrying over from the 1996 Registration Statement and registering the offer and sale of 748,476 shares of the Common Stock under the Plan pursuant to this Registration Statement; (ii) Deere is carrying over from the 1995 Registration Statement and registering the offer and sale of 955,861 shares of the Common Stock under the Plan pursuant to this Registration Statement; (iii) $10,114.10 of the registration fee allocable to the Shares carried over from the 1996 Registration Statement and paid in connection with the 1996 Registration Statement, is carried over in this Registration Statement; (iv) $8,329.44 of the registration fee allocable to the Shares carried over from the 1995 Registration Statement and paid in connection with the 1995 Registration Statement, is carried over in this Registration Statement; (v) the Prior Registration Statements are being amended on a post-effective basis to discuss the succession of the 1991 John Deere Stock Option Plan and the John Deere Equity Incentive Plan by the Plan; (vi) in addition to the Shares being carried over pursuant to (i) and (ii) above, Deere is registering for the first time the offer and sale of 9,020,416 shares of the Common Stock under the Plan pursuant to this Registration Statement; and (vii) in addition to the registration fees being carried over pursuant to (iii) and (iv) above, $29,244.80 of the registration fee allocable to the newly registered shares has been deposited by Deere to the Commission's lock-box account in connection with this Registration Statement.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

      The Prior Registration Statements (as defined above) heretofore filed with the Commission by Deere are incorporated by reference in this Registration Statement. In addition, the following documents filed by Deere with the Commission are incorporated herein by reference:

1.	Deere's annual report on Form 10-K for the fiscal year ended October 31, 2002;

2.	Deere's definitive proxy statement dated January 16, 2003 filed in connection with its annual meeting held February 26, 2003;

3.	Deere's current reports on Form 8-K dated November 19, 2002, and February 11, 2003, and February 26, 2003;

4.	Deere's quarterly report on Form 10-Q for the period ended January 31, 2003;

5.

The description of Deere's common stock contained in Deere's registration statement on Form 8-B dated July 3, 1958 as amended on Form 8 dated February 17, 1981, including any amendment or supplement updating such description; and

6.	The description of Deere's Preferred Stock Purchase Rights included in the registration statement on Form 8-A filed December 10, 1997.

      All documents subsequently filed by Deere pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all the shares of Deere's Common Stock offered hereby have been sold or which deregisters all the shares of Deere's Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

      The validity of the shares offered under the Registration Statement is being passed upon for Deere by James R. Jenkins, Senior Vice President and General Counsel of Deere. Mr. Jenkins is an officer and employee of Deere and, as such, participates in various stock benefit plans of Deere. By reason of such participation, Mr. Jenkins owns and holds options to purchase and shares of Common Stock of Deere.

Item 6.	Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of Delaware authorizes a corporation to indemnify directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys' fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article Seventh of the Certificate of Incorporation of Deere provides in effect that Deere shall provide certain indemnification to such persons.

      Deere has contracts of indemnification with its directors and officers providing that they shall be indemnified to the fullest extent permitted by law. The contracts also provide: (1) that, in the event of a change in control, determinations concerning indemnification shall thereafter be made by independent counsel, instead of the board of directors; (2) that, if indemnification is not available, in whole or in part, contribution shall be paid by Deere in a proportion based upon the relative benefits to, and relative fault of, Deere and the director or officer in the action or inaction, and other equitable considerations; and (3) that any legal action, brought by or on behalf of Deere against any director or officer party to such contract, shall be brought within the shorter of two years from the date of accrual of such cause of action or the applicable period of limitations for such cause of action.

      The directors and officers of Deere are insured, under policies of insurance maintained by Deere, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7.	Exemptions from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Certificate of Incorporation of Deere, as amended (incorporated by reference to Exhibit 3.1 to Deere's annual report on Form 10-K for the fiscal year ended October 31, 1999).

4.2	By-Laws of Deere, as amended (incorporated by reference to Exhibit 3.3 to Deere's annual report on Form 10-K for the fiscal year ended October 31, 1999).

4.3	John Deere Omnibus Equity and Incentive Plan.

5	Opinion and consent of James R. Jenkins, Senior Vice President and General Counsel.

23.1	Consent of James R. Jenkins, Senior Vice President and General Counsel (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a)	Rule 415 Offering.

Deere hereby undertakes

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)-(g)	Not applicable.

(h)	Undertaking Regarding Indemnification Provisions if Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)-(j)	Not applicable.

SIGNATURES

          Pursuant to the requirement of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Rock Island, State of Illinois, on 11 March 2003.

DEERE & COMPANY

By:	/s/ R. W. Lane

R. W. Lane
Chairman and Chief Executive Officer

Pursuant to the requirement of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.

          Each person signing below hereby appoints James R. Jenkins, Nathan J. Jones and James H. Becht and each of them singly, his or her lawful attorney-in-fact with full power to execute and file all amendments to this registration statement, and generally to do all such things, as such attorney-in-fact may deem appropriate to enable Deere & Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signature	Title		Date

/s/ John R. Block	Director	)

John R. Block		)
)
)
/s/ Crandall C. Bowles	Director	)

Crandall C. Bowles		)	11 March 2003
)
)
/s/ T. Kevin Dunnigan	Director	)

T. Kevin Dunnigan		)
)
)
/s/ Leonard A. Hadley	Director	)

Leonard A. Hadley		)

Signature	Title		Date

/s/ Dipak C. Jain	Director	)

Dipak C. Jain		)
)
)
/s/ Nathan J. Jones	Senior Vice President and Chief	)

Nathan J. Jones	Financial Officer (Principal	)
	Financial Officer and Principal	)
Accounting Officer))
)
)
/s/ Arthur L. Kelly	Director	)

Arthur L. Kelly		)	11 March 2003
)
)
/s/ R. W. Lane	Chairman, Chief Executive Officer	)

R. W. Lane	And Director (Principal Executive	)
Officer))
)
)
/s/ Antonio Madero B.	Director	)

Antonio Madero B.		)
)
)
/s/ Joachim Milberg	Director	)

Joachim Milberg		)
)
)
/s/ Thomas H. Patrick	Director	)

Thomas H. Patrick		)
)
)
/s/Aulana L. Peters	Director	)

Aulana L. Peters		)
)
)
/s/ John R. Walter	Director	)

John R. Walter		)

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit	Page

4.1	Certificate of Incorporation of Deere, as amended (incorporated by reference to Exhibit 3.1 to Deere's annual report on Form 10-K for the fiscal year ended October 31, 1999).

4.2	By-Laws of Deere, as amended (incorporated by reference to Exhibit 3.3 to Deere's annual report on Form 10-K for the fiscal year ended October 31, 1999).

4.3	John Deere Omnibus Equity and Incentive Plan.	A-1

5	Opinion and consent of James R. Jenkins, Senior Vice President and General Counsel.	B-1

23.1	Consent of James R. Jenkins, Senior Vice President and General Counsel (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.	C-1

24	Power of Attorney (included on signature page).